Exhibit 99.1

Atlantic Coast Federal Corporation Re-Elects Directors Franklin, Smith and Woods

WAYCROSS, Ga.--(BUSINESS WIRE)--May 15, 2009--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported on its 2009 annual meeting of stockholders. In formal business conducted at the meeting, stockholders re-elected three directors to three-year terms that expire with the 2012 annual meeting: Frederick D. Franklin, Jr., a Partner in the law firm of Rogers Towers, P.A., Jacksonville, Florida; Robert J. Smith, Executive Vice President, Finance, for Cypress Insurance Group in Jacksonville; and H. Dennis Woods, a retired executive of the CSX Transportation, Inc.

The Company's Directors continuing in office to future years include: Charles E. Martin, Jr., Chairman of the Board; Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation; Thomas F. Beeckler, President and Chief Executive Officer of the Beeckler Company of Jacksonville, Florida, a real estate development firm; W. Eric Palmer, Director of Patient Financial Services with the Mayo Clinic in Jacksonville; and Forrest W. Sweat, Jr., a partner in the law firm of Walker & Sweat of Waycross, Georgia.

Each of the Directors of Atlantic Coast Federal Corporation also serves in similar capacities with Atlantic Coast Federal, MHC and Atlantic Coast Bank, the Company's banking institution.

Stockholders also ratified the appointment of Crowe Horwath, LLP as the Company's independent registered public accounting firm for 2009.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376